Exhibit 10.3

FOURTH AMENDMENT

THIS FOURTH AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the date of final execution (“Effective Date”), by and between CENTERPOINT ACQUISITIONS LLC, a Delaware limited liability company (“Landlord”), and REPLIGEN CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated October 10, 2001, as amended by a Letter Agreement dated May 7, 2002, a First Amendment dated June 29, 2011 (“First Amendment”), a Second Amendment dated as of January 11, 2013, and a Third Amendment dated September 26, 2013, (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 55,694 rentable square feet (the “Original Premises”) on the 1st floor of the building commonly known as 41 Seyon Street located at 41 Seyon Street, Waltham, Massachusetts (the “Building”) for a Term that is scheduled to expire on May 31, 2023.

B.	Tenant has, by letter dated February 26, 2014, exercised its Right of First Refusal, pursuant to Section VIII of the First Amendment, to lease additional space containing approximately 19,900 rentable square feet on the 1st and 2nd floor of the Building shown on Exhibit A, Fourth Amendment, attached hereto (the “Expansion Space”). Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 55,694 rentable square feet on the 1st floor to 75,594 rentable square feet on the 1st and 2nd floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the date that is eight (8) years and one (1) month after the Expansion Effective Date (“Expansion Termination Date”). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

A.

The Expansion Effective Date shall be the later to occur of (i) August 1, 2014 (“Target Expansion Effective Date”) and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

1.	Tenant’s failure promptly to furnish information or approvals after Landlord’s reasonable request therefor, including the failure to prepare or approve preliminary or final plans by any applicable due date as otherwise provided, if at all, in this Amendment or the exhibits hereto;

2.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

3.	Changes made by Tenant to the plans and specifications attached hereto as Exhibit B-1 and approved by Landlord, provided that Landlord has delivered to Tenant an estimate of the additional time period to effect such changes and Tenant has approved such additional period of time;

4.	The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

5.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be substantially completed on the date that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any minor details of construction, mechanical adjustment or any other matter, the noncompletion of which does not unreasonably interfere with Tenant’s use of the Expansion Space and can be completed within thirty (30) days after the date of substantial completion. The parties agree to meet within three (3) Business Days after Landlord’s notice of Substantial Completion to review the Expansion Space and agree upon the remaining punch list items to be completed. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

B.	In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Paragraph I.A. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

II.	Basic Rent.

Initial Rate. In addition- to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Basic Rent for the Expansion Space as follows:

Lease Year*	Annual Rate Per Square Foot (subject to adjustment as provided below)	Annual Base Rent		Monthly Base Rent
Lease Year 1	$18.00	$270,000.00	**	$22,500.00
Lease Year 2	$18.00	$306,000.00	***	$25,500.00
Lease Year 3-5	$19.00	$378,100.00	****	$31,508.33
Lease Year 6-8	$20.00	$398,000.00	****	$33,166.67

*	For purposes hereof, an “Lease Year” shall mean a 12 month period beginning on the Expansion Effective Date, or any anniversary of the Expansion Effective Date, except that if the Expansion Effective Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Expansion Effective Date, and end on the last day of the month containing the first anniversary of the Expansion Effective Date (and the Basic Rent for such first Lease Year shall be prorated to reflect the additional days included therein), and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year.
**	Based on 15,000 square feet
***	Based on 17,000 square feet
****	Based on 19,900 square feet

All such Basic Rent and Additional Rent payable on account of Taxes, Operating Expenses, and utilities shall be payable by Tenant in accordance with the terms of the Lease.

Tenant shall have no obligation to pay Basic Rent for the first (1st) full calendar month of Lease Year 1.

III.	Additional Security Deposit/Letter of Credit.

Upon Tenant’s execution hereof, Tenant shall deliver to Landlord an additional Security Deposit in the amount of $250,000.00 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 14.8 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneously with the execution hereof, the Letter of Credit shall be increased from $250,000.00 to $450,000.00. Tenant shall provide the additional Security Deposit by delivery to Landlord of an additional Letter of Credit in the amount of the increase (i.e., $250,000.00), or an amendment to the Letter of Credit increasing it to the increased amount (i.e., $450,000.00) or a substitute Letter of Credit in the increased amount, whereupon Landlord shall return the original Letter of Credit. The provisions of Section 14.8(c) no longer apply to the Security Deposit and are hereby deleted from the Lease.

IV.	Tenant’s Proportionate Share.

For the period commencing with the Expansion Effective Date and ending on the Expansion Termination Date, Tenant’s Proportionate Share for the entire Premises, including the Original Premises and Expansion Space shall be 15.12%.

V.	Intentionally Omitted.

VI.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

VII.	Early Access to Expansion Space.

During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Basic Rent or Additional Rent as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Basic Rent and Additional Rent as applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date.

VIII.	Electricity with Respect to Expansion Space. Landlord shall, as part of Landlord’s Work, install a submeter in the Expansion Space to measure the consumption of electricity in the Expansion Space and Tenant shall reimburse Landlord for the cost of such electric current (at the same rate per kilowatt hour paid by Landlord to the utility provider from time to time) as measured by the submeter within thirty (30) days after delivery of Landlord’s invoice therefor.

IX.

Roof Terrace. Tenant shall have the right, at Tenant’s sole cost and expense, to construct a roof terrace on the roof of the Building (“Roof Terrace”), provided that (a) no Default of Tenant has occurred and remains uncured hereunder, (b) Landlord approves in writing the location, size and appearance of the Roof Terrace, which approval may be withheld or conditioned at Landlord’s sole discretion, (c) the Roof Terrace is in compliance with all applicable laws, codes and ordinances and Tenant has obtained all governmental permits and approvals required in connection therewith, (d) the installation, maintenance and removal of the Roof Terrace (including, without limitation, the repair and cleaning of the roof of the Building upon removal of the Roof Terrace) is performed at Tenant’s expense in accordance with the terms and conditions governing alterations pursuant to Section 5.2 of the Lease and Landlord’s reasonable regulations. If Landlord has approved same, Landlord agrees to cooperate with Tenant for the construction and permitting of the Roof Terrace.

Landlord shall have the right to prescribe reasonable rules and regulations for Tenant’s use of the Roof Terrace from time to time. Such rules shall in any event include, without limitation, that no cooking of any sort shall be permitted on the Roof Terrace, that no one shall lean over the edge of the Roof Terrace at any time, that nothing shall be hung on or displayed from the Roof Terrace railings, that no one shall throw, sweep, shovel or otherwise dispose of anything over the edge of the Roof Terrace, and that all items placed in the Roof Terrace shall be secured such that the same cannot be blown off the Roof Terrace by high winds. If Landlord notifies Tenant in writing that a violation of the Roof Terrace rules and regulations has occurred, and thereafter the same or a similar violation occurs beyond applicable notice and cure periods, Landlord shall have the right to revoke Tenant’s right to use the Roof Terrace. If Tenant constructs the Roof Terrace, Tenant shall, at Tenant’s cost and expense, be responsible for (i) cleaning, repairing and maintaining the Roof Terrace throughout the Term of the Lease and (ii) for performing any maintenance, repairs, or replacement to the Building made necessary or advisable by reason of the presence thereon of the Roof Terrace or the installation of same.

X.	Signage. Landlord shall, at Landlord’s cost and expense, install standard Building signage at the entrance to the Expansion Space. The initial listing of Tenant’s name shall be at Landlord’s cost and expense. Any changes, replacements or additions by Tenant to such directory shall be at Tenant’s sole cost and expense.

Tenant shall have the right to replace the existing Tenant sign on the north façade of the Building with a larger sign in accordance with plans and specifications therefor approved in advance, in writing by Landlord, which approval shall not be unreasonably withheld, subject in any event to the terms and conditions of Section 5.1 (b)(ii) of the Lease.

XI.	Options to Extend. Tenant’s right and option to extend the Term of the Lease pursuant to Section 2.4 of the Lease, as amended by Section IX of the First Amendment, shall apply to the Expansion Space, except that the Basic Rent for the Extension Term with respect to the Expansion Space shall be equal to 100% of the Fair Market Rental Value of the Expansion Space. The parties acknowledge that the Expansion Termination Date does not coincide with the Extended Termination Date (as that term is defined in the First Amendment) and, therefore, agree that the time period for the exercise of the option and the periods of the extended Terms will differ with respect to the Original Premises and the Expansion Space.

XII.	Right of First Offer.

A.	Grant of Option; Conditions. Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to any available space in the Building. Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that available space (the “Offering Space”) exists, then, before leasing such Offering Space to a party other than the existing tenant thereof or any party holding existing rights in such Offering Space as of the date of this Amendment. Landlord shall give Tenant written notice (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant. Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 Business Days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

(i)	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

(ii)	the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice (except pursuant to Section 6.1(b)); or

(iii)	the Lease has been assigned prior to the date Landlord would otherwise deliver the Advice (except pursuant to Section 6.1(b)); or

(iv)	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

(v)	the Offering Space is not intended for the exclusive use of Tenant during the Term; or

(vi)	the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space; or

(vii)	Tenant has previously leased Offering Space pursuant to this Right of First Offer; or

(viii)	Landlord has previously delivered an Advice to Tenant and Tenant has not timely delivered a Notice of Exercise with respect thereto (subject, however, to the provisions of Section C below).

B.	Terms for Offering Space.

(ix)	The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

(x)	Tenant shall pay Basic Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice.

(xi)	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earliest to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the 5 Business Day period provided in Section A above; (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above, and (iii) the date that Tenant exercises its Right of First Offer with respect to any portion of the Offering Space. Notwithstanding the foregoing, in the event that the Right of First Offer terminates pursuant to clause (i) above, Landlord shall not lease the Offering Space to another party (other than the current occupant thereof) at a Net Effective Rent (defined below) less than ninety percent (90%) of the Net Effective Rent set forth in the Advice without first giving Tenant another Advice at such lower Net Effective Rent. The term “Net Effective Rent” shall mean the net present value as reasonably determined by Landlord of the aggregate consideration, determined on an average annual basis, payable to Landlord under the proposal at issue (i.e., either the Advice or the offer to another party, as the case may be), taking into account all base rent, additional rent, free rent, construction or other allowances, the cost of any work performed in the Offering Space by Landlord at its expense, the length of lease term, and all other relevant economic terms.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof, which rights are identified on Exhibit D.

XIII.	Parking. In addition to Tenant’s parking rights pursuant to Section 2.3 of the Lease, as amended by Section XI of the First Amendment, Tenant shall have the right to use, on a non-exclusive, unreserved basis, 69 parking spaces in the Parking Area. In addition to such unreserved spaces, Tenant shall have the right to use, on a reserved basis, 5 parking spaces near the North entrance to the Building in the location as shown on Exhibit C, Fourth Amendment, attached hereto. Landlord reserves the right, in connection with any future reconfiguration of the Parking Area, to relocate such reserved spaces to a comparable location in the reconfigured Parking Area.

XIV.	Interior Stairs. Tenant shall have the right, at Tenant’s sole cost and expense, to interior connecting stairs between the portions of the Premises on the first and second floors (“Stairwell”), provided that (a) the Stairwell is in compliance with all applicable laws, codes and ordinances and Tenant has obtained all governmental permits and approvals required in connection therewith, (b) the installation, maintenance and removal of the Stairwell is performed at Tenant’s expense in accordance with plans and specifications therefor that had been approved in writing, in advance by Landlord, which approval shall not be unreasonably withheld and the terms and conditions governing alterations pursuant to Section 5.2 of the Lease and Landlord’s reasonable regulations, and (c) Tenant has deposited with Landlord, as an additional Security Deposit, an amount reasonably estimated by Landlord to equal the cost of removing the Stairwell and restoring the affected area of the Premises to its condition immediately preceding the installation of the Stairwell. If Landlord has approved same, Landlord agrees to cooperate with Tenant for the construction and permitting of the Stairwell. Unless Landlord otherwise elects by written notice given at least 120 days prior to the expiration date of the Term for the Expansion Space, Tenant shall remove the Stairwell and restore the floor slab opening in compliance with applicable codes.

XV.	Notices. For all purposes of the Lease, the notice address for Landlord is as follows:

Saracen Properties LLC

41 Seyon Street

Suite 200

Waltham, MA 02453

XVI.	Inapplicable, Deleted and Confirmed Lease Provisions.

A.	Article 4 of the Lease (Commencement and Condition), Exhibit G to the Lease (Base Building Work), Exhibit B to the First Amendment (Work Letter) and Exhibit C to the First Amendment (Refusal Space) shall have no applicability with respect to this Amendment.

B.	Whereas, Tenant exercised its Right of First Refusal pursuant to Section VIII of the First Amendment and Exhibit C to the First Amendment (Refusal Space), Section VIII of the First Amendment and Exhibit C to the First Amendment are hereby deleted and are of no further force or effect.

XVII.	Landlord agrees to obtain from the holder of the existing mortgage on the Property a subordination, non-disturbance, and attornment agreement substantially in the form attached hereto as Exhibit E.

XVIII.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Amendment until both parties have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any broker claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

[Signature Page Fourth Amendment]

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

VACANT
SECOND FLOOR PLAN
Expansion Space
SG&H
SUITE 600
16,000 RSF
REPLIGEN
SUITE 100
54,424 RSF
SG&H
SUITE 500
93,831 RSF
VACANT
SUITE 400
WOW
SUITE 800
FIRST FLOOR PLAN
0 20 40 80'

FRENIERE
RCHITECTS

41 SEYON STREET

CENTERPOINT
WALTHAM, MA

Exhibit A, Fourth Amendment

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between CENTERPOINT ACQUISITIONS LLC, a Delaware limited liability company (successor in interest to TC Saracen, LLC) (“Landlord”), and REPLIGEN CORPORATION, a Delaware corporation (“Tenant”) for space in the Building located at 41 Seyon Street, Waltham, Massachusetts.

As used in this Workletter, the “Premises” shall be deemed to mean the Expansion Space as defined in the attached Amendment.

A.	Landlord has previously presented to Tenant the plan prepared by LaFreniere Architects, dated February 13, 2014, attached hereto as Exhibit B-1 (the “Initial Plan”). Tenant shall deliver to Landlord as soon as reasonably possible after the Effective Date any comments and revisions Tenant would like to the Initial Plan and the parties shall review and discuss such comments and revisions in good faith in order to agree upon a mutually acceptable plan for the initial improvements in the Expansion Space. Tenant’s proposed revisions shall use Building Standard methods, materials and finishes and be at least comparable in utility for general office space as provided in the Initial Plan. Within fifteen (15) Business Days after the Effective Date the parties shall agree upon plans and specifications incorporating Tenant’s revisions that were mutually acceptable to the parties and otherwise consistent with Initial Plan (the “Plans”). In the event that the parties are unable to agree in good faith on all or any particular changes or revisions, the Initial Plan shall control and shall constitute the “Plans” for all purposes. The improvements to be performed by Landlord in accordance with the Plans, as further developed and refined into the Construction Drawings (as defined below) are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense in accordance with the Construction Drawings using Building Standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord’s Work shall be performed in accordance with the approved Construction Drawings and in compliance with all applicable laws. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use.

B.

Landlord shall cause the Plans to be developed into construction level plans and specifications for Landlord Work (the “Construction Drawings”) and shall deliver the iterations of the Construction Drawings to Tenant for Tenant’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as the subject Construction Drawings are consistent with the Plans and prior iterations of the Construction Drawings, and Landlord may disregard any disapproval that is not based on the fact that the subject Construction Drawings are inconsistent with the Plans and prior iterations of the Construction Drawings or do not comply with law (excluding Tenant Change Orders (as defined below) approved by Landlord). If Tenant fails to respond to the Construction Drawings within three (3) Business Days after delivery of same to Tenant, Tenant shall be deemed to have approved the same. If Tenant shall request any revisions to the Plans or Construction Drawings, Landlord shall have such revisions

Exhibit B, Fourth Amendment

prepared and, unless such requested revisions are for purposes of compliance with applicable laws or to conform to the Plans or prior iterations of the Construction Drawings, Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans or Construction Drawings, within thirty (30) days after receipt of an invoice. If Tenant shall request any revisions that are not consistent with the Plans or Construction Drawings (“Tenant Change Orders”), promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the estimated impact to the Target Expansion Effective Date and the modifications to the costs of Landlord Work, if any, resulting from such Tenant Change Orders. Tenant, within three (3) Business Days, shall notify Landlord in writing whether it desires to proceed with such Tenant Change Orders. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Tenant Change Orders. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from such Tenant requested Tenant Change Orders, which Tenant Delay shall include, without limitation, the time period reasonably required for Landlord to prepare any required revisions to the Construction Drawings and the period that elapses after Landlord delivers such revised Construction Drawings until Tenant approves or disapproves same. If such Tenant Change Orders result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant within thirty (30) days after receipt of an invoice. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the Landlord Work as so modified is, in Landlord’s sole but reasonable discretion, generically reusable for office uses after the termination of the Lease, unless Tenant removes such non-generically reusable improvements and restores the affected area of the Premises to the condition indicated by Exhibit B-1 prior to the expiration of the Term of the Lease and deposits with Landlord, as an additional Security Deposit, an amount reasonably estimated by Landlord to equal the cost of removing such non-generically reusable improvements and restoring the affected area of the Premises to the condition indicated by Exhibit B-1. Landlord shall respond to such request for revisions within five (5) Business Days.

C.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Exhibit B, Fourth Amendment

EXHIBIT B-1

PLANS

Exhibit B-1, Fourth Amendment

EXHIBIT C

TENANT’S RESERVED PARKING SPACES

Exhibit C, Fourth Amendment

EXHIBIT D

RIGHTS OF OTHERS PRIOR TO TENANT’S ROFO RIGHTS

NONE

Exhibit D, Fourth Amendment

EXHIBIT E

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

                                                     ,

Tenant

AND

CANADIAN IMPERIAL BANK OF COMMERCE,

acting through its New York Branch,

as Administrative Agent

County:	Middlesex
State:	Massachusetts

Premises:	41 Seyon Street, 43 Foundry
Avenue and 190 Willow Street Waltham, Massachusetts

Dated: as of                         , 201

Record and return by mail to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Christopher S. Delson, Esq.

Exhibit E, Fourth Amendment

SUBORDINATION, NON-DISTRURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT made as of this      day of                     , 201    , by and among                         (“Landlord’), CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Branch (“Administrative Agent”), as Administrative Agent for the Lenders (defined below), and                         (“Tenant”).

RECITALS:

A. Tenant has executed that certain lease dated                         [as amended by written agreements dated                         and                         ] ([collectively, with the amendment{s} thereto,] the “Lease”), with [                        , predecessor-in-title to] Landlord, as lessor, covering the premises described in the Lease consisting of approximately a                     square foot space (the “Premises”) in that certain building located at [                        ]1 Waltham, Massachusetts (the “Property”) and more particularly described in Exhibit A attached hereto and made a part hereof by this reference; and

B. Certain lenders (the “Lenders”) have made (or agreed to make) a loan to Landlord secured by a mortgage encumbering the Property and an assignment of Landlord’s interest in the Lease (said mortgage, together with any amendments, renewals, increases, modifications, substitutions or consolidations of either of them, collectively, the “Security Instrument”) in favor of Administrative Agent on behalf of the Lenders; and

C. Tenant and Administrative Agent desire to confirm their understanding with respect to the Lease and the Security instrument, and to have Landlord confirm its agreement therewith.

NOW, THEREFORE, in consideration of the covenants, terms, conditions, and agreements contained herein, the parties hereto agree as follows:

1. The Lease and any extensions, modifications or renewals thereof, including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof, if any, is and shall continue to be subject and subordinate in all respects to the Security Instrument and the lien created thereby.

2. Tenant agrees to deliver to Administrative Agent, in the manner set forth in Paragraph 13 of this Agreement, a copy of any notice of default sent to Landlord by Tenant. If Landlord fails to cure such default within the time provided in the lease, Administrative Agent shall have the right, but not the obligation, to cure such default on behalf of Landlord within thirty (30) calendar days after the time provided for Landlord to cure such default in the Lease has expired or, if such default cannot be cured within that time, within a reasonable period provided Administrative Agent is proceeding with due diligence to cure such default. In such event, Tenant shall not terminate the Lease while such remedies are being diligently pursued by Administrative Agent. Further, Tenant shall not terminate the Lease on the basis of any default by Landlord which is incurable by Administrative Agent (such as, for example, the bankruptcy of Landlord or breach of any representation by Landlord), provided Administrative Agent is proceeding with due diligence to commence an action to appoint a receiver or to obtain title to the Property by foreclosure, deed in lieu of foreclosure, or otherwise (collectively, “Foreclosure”). Subject to Administrative Agent’s obligations under Section 3 below, Tenant hereby agrees that no action taken by Administrative Agent to enforce any rights under the Security Instrument or related security documents, by reason of any default thereunder

[1]	Insert as applicable: 41 Seyon Street, 43 Foundry Avenue or 190 Willow Street

Exhibit E, Fourth Amendment

(including, without limitation, the appointment of a receiver, any Foreclosure or any demand for rent under any assignment of rents or leases) shall give rise to any right of Tenant to terminate the Lease nor shall such action invalidate or constitute a breach of any of the terms of the Lease.

3. So long as Tenant is not in default under the Lease beyond applicable notice and cure periods, Administrative Agent shall not disturb Tenant’s possession and occupancy of the Premises and Tenant’s other rights under the Lease during the term of the Lease.

4. If Administrative Agent or its nominee or designee, or another purchaser of the Property upon a Foreclosure (any such person or entity, a “Successor Owner”) succeeds to the interest of Landlord under the Lease, subject to Tenant’s performance of its obligations under the Lease within applicable notice and cure periods, the Lease will continue in full force and effect. Thereupon, Successor Owner shall recognize the Lease and Tenant’s rights thereunder and Tenant shall make full and complete attornment to Successor Owner as substitute landlord upon the same terms, covenants and conditions as provided in the Lease, including, but not limited to, any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property as may be provided in the Lease. Notwithstanding the foregoing, Tenant agrees that any such option, right of first refusal or right of first offer to purchase the Property or any portion thereof, as may be provided in the Lease shall not apply to any Foreclosure, as defined herein, and shall not apply to any transfer of the Property by Successor. Owner following such Forecloser. In consideration of the foregoing, Administrative Agent agrees that any such option, right of first refusal or right of first offer shall not be terminated by any Foreclosure or conveyance of the Property by Successor Owner following such Foreclosure; rather, any such option, right of first refusal or right of first offer shall remain as an obligation of any party acquiring the Property following the conveyance of the Property by Successor Owner following such Foreclosure. Furthermore, Tenant expressly confirms to Administrative Agent that any acquisition of title to all or any portion of the Property pursuant to Tenant’s exercise of any option, right of first refusal or right of first offer contained in the Lease shall result in Tenant taking title subject to the lien of the Security Instrument.

5. Tenant agrees that, if Successor Owner shall succeed to the interest of Landlord under the Lease, Successor Owner shall not be:

(a)	liable for any prior act or omission of Landlord or any prior landlord or consequential damages arising therefrom; or

(b)	subject to any offsets or defenses which Tenant might have as to Landlord or any prior landlord unless Administrative Agent has failed to cure any default by Landlord as herein provided; or

(c)	required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which tenant might have paid Landlord; or

(d)	bound by any amendments or modifications of the Lease made without Administrative Agent’s or Successor Owner’s prior written consent; or

(e)	liable for refund of all or any part of any security deposit unless such security deposit shall have been actually received by Administrative Agent.

Exhibit E, Fourth Amendment

6. Tenant agrees that, without the prior written consent of Administrative Agent in each case, Tenant shall not (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof, or tender a surrender of the Lease (except in each case that, upon a default by Landlord under the Lease, Tenant may exercise its rights under the Lease after giving to Administrative Agent the notice and cure period required by this Agreement), (b) make a prepayment of any rent or additional rent more than one (1) month in advance of the due date thereof, or (c) subordinate or permit the subordination of the Lease to any lien subordinate to the Security Instrument. Any such purported action without such consent shall be void as against the holder of the Security Instrument.

7. To the extent that the Lease shall entitle Tenant to notice of the existence of any Security Instrument and the identity of any mortgagee or any ground lessor, this Agreement shall constitute such notice to Tenant with respect to the Security Instrument and Administrative Agent.

8. Upon and after the occurrence of a default under the Security Instrument, which is not cured after any applicable notice and/or cure periods, Administrative Agent shall be entitled, but not obligated, to require that Tenant pay all rent under the Lease as directed by Administrative Agent, which payment shall, to the extent made, satisfy the obligations of Tenant under the Lease. Landlord agrees to hold Tenant harmless with respect to any such payments made by Tenant to Administrative Agent.

9. Nothing in this Agreement shall impose upon Administrative Agent any liability for the obligations of Landlord under the Lease unless and until Administrative Agent takes title to the Property. Anything herein or in the Lease to the contrary notwithstanding, in the event that a Successor Owner shall acquire title to the Property or the portion thereof containing the Premises, Successor Owner shall have no obligation, nor incur any liability, beyond Successor Owner’s then interest, if any, in the Property, and Tenant shall look exclusively to such interest, if any, of Successor Owner in the Property for the payment and discharge of any obligations imposed upon Successor Owner hereunder or under the Lease, and Successor Owner is hereby released or relieved of any other liability hereunder and under the Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor Owner, Tenant shall look solely to the estate or interest owned by Successor Owner in the Property, and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor Owner.

10. Except as specifically provided in this Agreement, Administrative Agent shall not, by virtue of this Agreement, the Security Instrument or any other instrument to which Administrative Agent may be party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

11. EACH OF TENANT, ADMINISTRATIVE AGENT AND LANDLORD HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12. The provisions of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The words, “Administrative Agent”, “Landlord” and “Tenant” shall include their respective heirs, legatees, executors, administrators, beneficiaries, successors and assigns.

Exhibit E, Fourth Amendment

13. All notices and all other communication with respect to this Agreement shall be directed as follows: if to Administrative Agent, 200 West Madison Avenue, Suite 2610, Chicago, Illinois 60606, Attention: Real Estate Group, or such other address as Administrative Agent may designate in writing to Tenant; and, if to Tenant, at the address set forth in the Lease or at such other address as tenant may designate in writing to Administrative Agent. All notices shall be in writing and shall be (a) hand-delivered, (b) sent by United States express mail or by private overnight courier, or (c) served by certified mail postage prepaid, return receipt requested, to the appropriate address set forth above. Notices served as provided in (a) and (b) shall be deemed to be effective upon delivery or upon refusal thereof. Any notice served by certified mail shall be deposited in the United States mail with postage thereon fully prepaid and shall be deemed effective on the day of actual delivery as shown by the addressee’s return receipt or the expiration of three business days after the date of mailing, whichever is earlier in time.

14. This Agreement contains the entire agreement between the parties and no modifications shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

15. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document. All of such counterparts shall be construed together and shall constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Exhibit E, Fourth Amendment

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Branch, as Administrative Agent for the Lenders

By:
Name:
Title:

Exhibit E, Fourth Amendment

[TENANT]

By:
Name:
Title:

Exhibit E, Fourth Amendment

AGREED AND CONSENTED TO:

LANDLORD

CENTERPOINT ACQUISITIONS, LLC, a Delaware limited liability & company

Exhibit E, Fourth Amendment

ACKNOWLEDGEMENT

STATE OF	)
) SS.
COUNTY OF	)

On the         day of                 in the year 201    , before me, the undersigned, personally appeared                 , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that [s/he] executed the same in his capacity as Authorized Signatory, of CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Branch as Administrative Agent for the Lenders, and that by [her/his] signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My commission expires:

Exhibit E, Fourth Amendment

ACKNOWLEDGEMENT

STATE OF	)
) SS.
COUNTY OF	)

I, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                 as                 of CENTERPOINT ACQUISITIONS, LLC, a Delaware limited liability company, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said entities for the uses and purposes therein set forth.

Notary Public

My commission expires:

Exhibit E, Fourth Amendment

ACKNOWLEDGEMENT

STATE OF	)
) SS.
COUNTY OF	)

I, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that                 as                 of                 , a                      appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said                     , for the uses and purposes therein set forth.

Notary Public

My commission expires:

Exhibit E, Fourth Amendment

EXHIBIT A

Legal Description of Property

Lot A (UNREGISTERED LAND)

A certain parcel of land in Waltham, Middlesex County, Massachusetts, westerly of Seyon Street, northerly of Boston and Maine Railroad, easterly of Willow Street and southerly of Grove Street, being shown as Lot A on a plan entitled “CenterPoint Project Merger of Plan of Land in Waltham, Massachusetts, Middlesex County”, dated January 28, 2013, prepared by DGT Survey Group, to be recorded with Middlesex South Registry of Deeds herewith, and being more particularly described as follows:

Beginning at the intersection of the westerly side of Seyon Street with the northerly side of the former Boston and Maine railroad location, thence running:

N 52-08-34 W	203.28 feet	to a point of curvature; thence

Westerly	20.00 feet	by a curve to the left of 1750.76 foot radius to a point of non-tangency, the last two courses being by land now or formerly of Boston & Maine Corporation; thence
S 37-12-10 W	16.50 feet	in part by said land of the former Boston & Maine Corporation and in part by land now or formerly of Colonial Shopping Center, Inc. to a point of non-tangency; thence

Westerly	119.43 feet	by a curve to the left of 1734.26 foot radius to a point of compound curvature, being by said land of Colonial Shopping Center; thence

Westerly	457.86 feet	by a curve to the left of 1121.09 foot radius to a point of non-tangency, being in part by said land of Colonial Shopping Center, Inc. and in part by land now or formerly of Anthony G. Cardillo, Jr. and Joseph J. Cardillo; thence

N 78-04-22 W	25.15 feet	thence

N 73-45-26 W	66.87 feet	to a point of non-tangency, the last two courses being by said land of Anthony G. Cardillo, Jr. et al; thence

Westerly	114.07 feet	by a curve to the left of 1310.85 foot radius to a point of non-tangency; thence

N 85-43-49 W	110.48 feet	to a point of non-tangency; thence

Westerly	21.28 feet	by a curve to the left of 1318.10 foot radius to a point of tangency; thence

S 87-10-56 W	53.54 feet	to the easterly side of Willow Street, the last four courses being by land now or formerly of Sadle M. Cardillo and Anthony G. Cardillo, Jr.; the last eleven courses being also by said Boston and Maine railroad location; thence

Exhibit B-1 Fourth Amendment

N 26-44-06 E	172.66 feet	by Willow Street; thence

S 63-36-26 E	35.87 feet	by land now or formerly of Raytheon Company; thence

S 62-06-32 E	64.14 feet	thence

N 26-44-06 E	1.68 feet	the last two courses being by land now or formerly of Willow Street Trust; thence

S 63-36-26 E	2.07 feet	thence

N 25-08-10 E	73.58 feet	thence

N 63-36-26 W	100.02 feet	to the easterly side of Willow Street, the last three courses being by land of said Raytheon Company; thence

N 26-44-06 E	185.87 feet	by Willow Street to a point of curvature at Foundry Avenue; thence

Easterly	15.60 feet	by a curve to the right of 10.00 foot radius to a point of non-tangency; thence

S 63-52-04 E	454.36 feet	the last two courses being by the southerly side of Foundry Avenue; thence

N26-07-56 E	40.00 feet	by the easterly end of Foundry Avenue; thence

N 63-52-04 W	192.40 feet	by the northerly side of Foundry Avenue; thence

N 26-17-50 E	293.83 feet	in part by land now or formerly of John Sottile, in part by land now or formerly of Noviens Lane Nominee Trust, in part by the easterly end of Noviens Lane, in part by land now or formerly of Pak Chau Chan and Chan Vuong and in part by land now or formerly of Anjo Realty Trust; thence

S 62-14-54 E	250.01 feet	thence

S 62-14-54 E	32.02 feet	thence

S 63-59-24 E	8.00 feet	thence

S 62-54-32 E	316.29 feet	to a stone bound with drill hole; thence

N 25-58-32 E	619.17 feet	to the southerly side of Grove Street, the last five courses being by land now or formerly of Standard Thomson Corporation; thence

S 67-07-36 E	516.92 feet	to a point of curvature; thence

Easterly	90.21 feet	by a curve to the left of 1942.98 foot radius to a rounding at Seyon Street, the last two courses being by Grove Street; thence

Easterly and southerly	59.26 feet	by a curve to the right of 30.00 foot radius by said rounding at Seyon Street to the westerly side of Seyon Street; thence

S 43-23-26 W	753.60 feet	thence

S 40-33-56 W	553.97 feet	to the point of beginning, the last two courses being by Seyon Street.

TOGETHER WITH rights contained in the following:

A.	Bridge Switchgear and Fire Loop Easement Agreement dated February 28, 2001 recorded with said Deeds in Book 32455, Page 291 and filed with said Land Court as Document No. 1164263; as affected by First Amendment to Bridge, Switchgear and Fire Loop Easement Agreement dated December 16, 2005 recorded with said Deeds in Book 46700, Page 38.

Exhibit E, Fourth Amendment

B.	Grant of Easement made by and among Colonial Shopping Center, Inc., I-Park West Seyon LLC and Raytheon Company dated November 17, 2005 recorded with said Deeds in Book 46652, Page 431.

C.	Access Easement Agreement made by and between Grove Willow LLC and Raytheon Company dated as of December 30, 1999 and recorded with said Deeds in Book 31018, Page 1 as affected by the following:

Amendment to Access Easement Agreement dated December 19, 2005 and recorded with said Deeds in book 46712, Page 292.

Second Amendment to Access Easement Agreement dated December 18, 2007 and recorded with said Deeds in Book 50547, Page 37.

Affidavit dated December 31, 2007 and recorded with said Deeds in Book 50547, Page 40.

Amendment to Access Easement Agreement concerning 3.46 Acre Parcel dated March 27, 2008 and recorded with said Deeds in Book 51404, Page 1.

Amendment to Access Easement Agreement Concerning LIG Parcel dated April 3, 2008 and recorded with said Deeds in Book 52219, Page 319.

Third Amendment to Access Easement Agreement dated June 12, 2009 and recorded with said Deeds in Book 53017, Page 468.

Exhibit E, Fourth Amendment